Exhibit 10.1

CBRL GROUP, INC.
and
SUBSIDIARIES

FY 2009 Long-Term Performance Plan

ARTICLE I
General

1.1           Establishment of the Plan.  Pursuant to the 2002 Omnibus Incentive Compensation Plan (the "Omnibus Plan"), the Compensation Committee (the "Committee") of the Board of Directors of CBRL Group, Inc. (the “Company”) hereby establishes this FY 2009 Long-Term Performance Plan (the "LTPP").

1.2           Plan Purpose.  The purposes of this LTPP are to reward officers of the Company and its subsidiaries for the Company's financial performance during fiscal years 2009 and 2010, to attract and retain the best possible executive talent, to motivate officers to focus attention on long-term objectives and strategic initiatives, and to further align their interests with those of the shareholders of the Company.

1.3           LTPP Subject to Omnibus Plan.  This LTPP is established pursuant to, and it comprises a part of the Omnibus Plan.  Accordingly, all of the terms and conditions of the Omnibus Plan are incorporated in this LTPP by reference as if included verbatim.  In case of a conflict between the terms and conditions of the LTPP and the Omnibus Plan, the terms and conditions of the Omnibus Plan shall supersede and control the issue.

ARTICLE II
Definitions

2.1           Omnibus Plan Definitions.  Capitalized terms used in this LTPP without definition have the meanings ascribed to them in the Omnibus Plan, unless otherwise expressly provided.

2.2           Other Definitions.  In addition to those terms defined in the Omnibus Plan and elsewhere in this LTPP, whenever used in this LTPP, the following terms have the meanings set forth below:

(a)           "Average EBIT Margin" means the percentage determined by dividing: (1) EBIT; by (2) Revenue.

(b)           "Cause," in addition to those reasons specified in the Omnibus Plan, also includes unsatisfactory performance or staff reorganizations.

(c)           "Distribution Date" means the first business day that is administratively feasible following the certification by the Committee of the attainment of the Qualified Performance measures.

(d)          "EBIT", or operating income, means the cumulative total of the Company’s net income plus interest plus income taxes during the Performance Period excluding extraordinary gains or losses, the effects of any sales of assets (other than in the ordinary course of business) and the effects of LTPP Awards or awards under the Company’s annual bonus plans in fiscal years 2009 and 2010.

(e)          "LTPP Award" means an Award of Performance Shares as provided in this LTPP which Performance Shares, once determined and earned as of the end of the Performance Period in accordance with this LTPP and the applicable Qualified Performance Measures, shall vest, without further or additional conditions, at the end of the Company's 2010 fiscal year.

(f)           "Performance Factor" means that percentage that is determined by reference to the award matrix attached hereto as Schedule 1, based upon the relative attainment of the Qualified Performance Measures during the Performance Period.

(g)          "Performance Period" means the Company’s fiscal years 2009 and 2010.

(h)          "Qualified Performance Measures" for the purposes of this LTPP shall mean a combination of Revenue and Average EBIT Margin, as reflected on the award matrix attached hereto as Schedule 1.

(i)           "Retirement" (or the correlative "Retire" or "Retires") means the voluntary termination of employment by a Participant in good standing under this LTPP at a time when the Participant meets the definition of Retirement Eligible.

(j)           "Retirement Eligible" means the Participant's age and years of service with the Company, its predecessors or subsidiaries, is equal to or greater than 65 as measured on the first day of a fiscal year.

(k)           "Revenue" means the cumulative total of the Company’s revenue during the Performance Period excluding extraordinary gains or losses and the effects of any acquisition or disposition of assets (other than the opening/closing of restaurant facilities by the Company or a Subsidiary in the ordinary course of business in accordance with past practice, or the sale of inventories in the ordinary course of business).

(l)            "Target Award" means that number shares of Common Stock determined by dividing: (1) an amount equal to a Participant's base salary for the Company's 2009 fiscal year that is established within the first 90 days of the Performance Period or, in the case of new hires or Participants who are promoted, established at the time of hiring or promotion and based on the portion of the Performance Period for which the salary is applicable, multiplied by that Participant's Target Percentage, multiplied by two; by (2), the Fair Market Value on the last trading day of the Company’s 2008 fiscal year.

(m)          "Target Percentage" means a percentage applicable to each Participant that has been established by the Committee within the first 90 days of the Performance Period or, in the case of new hires or Participants who are promoted, established at the time of hiring or promotion, consistent with those established for the same or similar position by the Committee within the first 90 days of the Performance Period.

ARTICLE III
Eligibility and Participation

3.1           Eligibility.  The Participants in the LTPP shall be those persons designated by the Committee during the first 90 days of the Performance Period or new hires or those persons who may be promoted and are designated as Participants by the Committee at the time of hiring or promotion.  No new Participants are eligible after the first fiscal quarter of the Company’s 2010 fiscal year.

ARTICLE IV
Awards

4.1           LTPP Awards.  Each Participant’s LTPP Award shall be equal to that number of shares of Common Stock determined by multiplying the Target Award by the Performance Factor rounded down to the nearest whole share.

4.2           Certification of LTPP Awards.  After the end of the Performance Period, the Committee shall certify in writing whether the Qualified Performance Measures have been met and the amount, if any, of any LTPP Awards payable hereunder.  The Performance Shares comprising each LTPP Award shall thereafter be distributed to each Participant on or promptly following the Distribution Date.

4.3           Restrictions.  Notwithstanding that the Performance Shares comprising any LTPP Award hereunder may be earned at the end of the Performance Period, those Performance Shares shall not vest or otherwise become distributable to a Participant, nor, except as expressly provided herein, shall a Participant have any of the rights of a shareholder of the Company with respect to the Performance Shares, until the Distribution Date.

ARTICLE V
Termination of Employment

5.1           Termination of Employment Other Than For Cause.

(a)
If, prior to the end of the Performance Period, a Participant’s employment is terminated due to death, disability or Retirement, any LTPP Award shall be reduced to reflect only employment prior to that termination. The reduced LTPP Award shall be based upon the number of calendar months of employment from the beginning of the Performance Period until the date of such termination.  In the case of a Participant’s disability, the employment termination shall be deemed to have occurred on the date the Committee determines that the disability has occurred, pursuant to the Company’s then-effective group long-term disability insurance benefit for officers. The pro-rated LTPP Award thus determined shall be payable at the time specified in Section 4.2.

(b)
If, after the end of the Performance Period but prior to the Distribution Date, a Participant Retires or a Participant’s employment is terminated due to death or disability, any LTPP Award earned as of the end of the Performance Period shall be payable at the time specified in Section 4.2.

5.2           Termination of Employment For Cause or Voluntary Resignation.  If, prior to the Distribution Date, a Participant’s employment is terminated for Cause (of which the Committee shall be the sole judge), or the Participant voluntarily resigns (other than through Retirement (as provided in Section 5.1(b)) or disability), all of the Participant’s rights to an LTPP Award shall be forfeited.

ARTICLE VI
Change in Control

6.1           Effect of Change in Control.  Notwithstanding anything to the contrary in this LTPP, in the event of a Change in Control prior to the Distribution Date, the following provisions shall apply:

(a)
if the Change in Control occurs during the Company’s 2009 fiscal year, any Participant whose LTPP Award has not expired or been forfeited shall be deemed to have been earned an LTPP Award equal to 50% of the Target Award.

(b)
If the Change in Control occurs during the Company’s 2010 fiscal year, any Participant whose LTPP Award has not expired or been forfeited shall be deemed to have been earned an LTPP Award equal to the Target Award.

(c)
If the Change in Control occurs after the end of the Performance Period but prior to the Distribution Date, any LTPP Award that has been earned shall become fully vested effective the day prior to the date of the Change in Control.

(d)	Any LTPP Award determined or accelerated pursuant to this Article VI shall be paid to the Participant as soon as administratively possible, but no later than 30 days following a Change in Control.